Exhibit 15.1

September 3, 2019

Lowe’s Companies, Inc.
1000 Lowe’s Boulevard
Mooresville, North Carolina 28117

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited consolidated interim financial information of Lowe’s Companies, Inc. and subsidiaries for the fiscal three-month and six-month periods ended August 2, 2019 and August 3, 2018 and have issued our report dated September 3, 2019. As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the fiscal quarter ended August 2, 2019, is incorporated by reference in the following Registration Statements:

Description	Registration Statement Number

Form S-3 ASR
Lowe’s Stock Advantage Direct Stock Purchase Plan	333-220388
Debt Securities, Preferred Stock, Common Stock	333-226983

Form S-8
Lowe’s 401(k) Plan	33-29772
Lowe’s Companies, Inc. Directors’ Stock Incentive Plan	33-54497
Lowe’s Companies, Inc. 1994 Incentive Plan	33-54499
Lowe’s Companies, Inc. 1997 Incentive Plan	333-34631
Lowe’s Companies, Inc. Directors’ Stock Option Plan	333-89471
Lowe’s Companies Benefit Restoration Plan	333-97811
Lowe’s Companies Cash Deferral Plan	333-114435
Lowe’s Companies, Inc. 2006 Long-Term Incentive Plan	333-138031; 333-196513
Lowe’s Companies Employee Stock Purchase Plan - Stock Options for Everyone	333-36096; 333-143266; 333-181950

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

Charlotte, North Carolina